EXHIBIT 99.1

SERVISFIRST BANCSHARES, INC.

Announces Record First Quarter 2012

Birmingham, Ala. – (PR Newswire) – April 16, 2012 – ServisFirst Bancshares, Inc. today announced record earnings for the quarter ended March 31, 2012.

First Quarter 2012 Highlights:

▪	First quarter record net income of $8.2 million, a 67% increase year/year
▪	Basic earnings per common share of $1.37 for the first quarter, a 56% increase year/year
▪	Pensacola region reached profitability in the first quarter
▪	Loan growth of $448 million, a 30% increase year/year

Tom Broughton, President and CEO, said “We are pleased to announce record quarterly income as we approach our seventh anniversary in May.” Bud Foshee, CFO, stated, “Our tangible book value per share reached $27.73 at the end of the first quarter, a 16% compounded increase in book value per share from our original issue price of $10 per share in May 2005.”

About ServisFirst:

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares provides business and personal financial services from locations in Birmingham, Huntsville, Montgomery and Dothan, Alabama and Pensacola, Florida.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," “plan,” “intend,” “will,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including: general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in our loan portfolio and the deposit base; possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives and so-called “bailout” initiatives; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectibility of loans and the value of collateral; the effect of natural disasters, such as hurricanes and tornados, in our geographic markets; and increased competition from both banks and non-bank financial institutions. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbancshares.com or by calling (205) 949-0302.

Contact: ServisFirst Bank

Bud Foshee (205) 949-0307

BFoshee@servisfirstbank.com

SERVISFIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except shares and per share data)

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Total interest income	$25,571	$20,961	$25,058
Total interest expense	3,833	3,985	3,970
Net interest income before provision	21,738	16,976	21,088
Provision for loan losses	2,383	2,231	2,507
Net interest income after provision for loan losses	19,355	14,745	18,581
Total noninterest income	2,269	1,271	2,065

Salaries and employee benefits	5,165	4,214	5,555
Other noninterest expense	3,866	4,383	5,105
Total noninterest expense	9,031	8,597	10,660
Income before taxes	12,593	7,419	9,986
Income taxes	4,337	2,548	3,399
Net income	8,256	4,871	6,587
Preferred stock dividends	100	-	100
Net income available to common stockholders	$8,156	$4,871	$6,487

Basic earnings per common share	$1.37	$0.88	$1.10
Diluted earnings per common share	$1.20	$0.77	$0.96
Average basic common shares	5,946,006	5,527,482	5,908,455
Average fully diluted common shares	6,913,869	6,514,103	6,888,206

SERVISFIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	March 31, 2011	December 31, 2011
ASSETS
Cash and due from banks	$138,111	$37,180	$142,368
Investment securities	311,908	251,541	309,018
Restricted equity securities	4,288	4,053	3,501
Federal funds sold and other investments	90,892	80,774	100,565
Mortgage loans held for sale	12,611	2,588	17,859

Loans	1,918,636	1,470,472	1,830,742
Reserve for loan losses	(23,662)	(19,226)	(22,030)
Net loans	1,894,974	1,451,246	1,808,712
Foreclosed real estate	11,637	7,223	12,275
Bank owned life insurance contracts	40,780	-	40,390
Other assets	26,283	28,344	26,097
Total assets	$2,531,484	$1,862,949	$2,460,785

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Noninterest-bearing	$432,418	$261,634	$418,810
Interest-bearing	1,756,958	1,430,866	1,725,077
Total deposits	2,189,376	1,692,500	2,143,887
Federal funds purchased	93,385	-	79,265
Borrowings	35,472	45,396	35,468
Interest payable	1,016	864	945
Other liabilities	6,851	1,781	4,928
Total liabilities	2,326,100	1,740,541	2,264,493

Stockholders' equity	205,384	122,408	196,292
Total liabilities and stockholders' equity	$2,531,484	$1,862,949	$2,460,785

SERVISFIRST BANCSHARES, INC.

Key Ratios

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Return on average assets	1.33%	1.06%	1.08%
Return on average common equity	16.31%	16.50%	13.40%
Net interest margin (fully taxable-equivalent)	3.76%	3.86%	3.72%
Efficiency ratio	37.62%	47.11%	46.04%

	March 31,		December 31,
	2012	2011	2011
Book value per common share	$27.73	$22.15	$26.34
Tangible book value per common share	$27.73	$22.15	$26.34
% of reserve for loan losses to total loans	1.23%	1.31%	1.20%
Nonperforming assets to total loans plus foreclosed real estate	1.40%	1.98%	1.41%